Exhibit 10.12
Breeding Pig Exclusive Sales Agreement
(unofficial English translation)

Party A: Heilongjiang Senyu Animal Husbandry Co., Ltd.
Legal Representative: Shang Zhenyu

Party B: Harbin Golden Lotus Inc.
Legal Representative: Li Xinqiang

Whereas, Party B has the capacity and manpower to sell breeding pigs, in order to establish the “Company Base + Farmer” production system of Party A, through friendly negotiation and based on the principal of equality and mutual benefit, regarding Party B exclusively selling Party A’s breeding pigs, Party A and Party B enter into this Agreement as follows and both parties shall abide by this Agreement:

Article 1                       The varieties of the breeding pigs that will be sold exclusively by Party B are the Dutch Topigs International breeding pig and Canadian Duchangda (duroc × landrace × Large Yorkshire) breeding pig produced by Party A.

Article 2                       Party B is granted the exclusive operation right to sell the breeding pigs provided in Article 1 within Heilongjiang province.  Except the breeding pigs provided in Article 1, Party B shall not sell any breeding pig produced by any other company in any way.

Article 3  The relationship between Party A and Party B is of seller and buyer, of which Party A is the seller and Party B is the buyer.  After buying breeding pigs from Party A, Party B shall sell the breeding pigs in its own name and assume sole responsibility for its profits or losses.

Article 4                       Sales Scope of Party B

The Sales scope of Party B is Heilongjiang area.

Article 5                       Sales Quantity

In order to ensure the “Company Base + Farmer” system of Party A goes on wheels, the target sales quantity of Party B shall be no less than 7800 breeding pigs per year and 1950 breeding pigs per season.  Based on the capacity of Party A, the target sales quantity may be escalated a little higher year by year, and the actual sales quantity shall be settled by the parties through negotiation.  If Party B is not able to sell the exceeding breeding pigs, Party A has the right to enter into sales agreement with other distributors.

Article 6                       Supplying Method Accepted by both Party A and Party B

Party B shall confirm in advance the farmers who will buy the breeding pigs and deliver the breeding pigs to the farmers.  Party B shall be responsible for the transport costs.

Article 7                        Product Standard: the standard of the breeding pigs for sale is 50—90 kilogram parent generation sows and boars.

Article 8                       Price and Payment for Goods

Party A shall provide Party B with the most favorable price.
Party B shall decide the price while the breeding pigs are sold to the farmers based on market price, however, such price shall not exceed 20% of the price Party A provide to Party B.
Party B shall pay off all the payment for goods in advance and in one lump sum.

Article 9                       Rights of Party A

(1)	Party A has the right to enquiry Party B the sales situation of the breeding pigs at any time.
(2)	Party A has the right to conduct random inspection regarding the communication situation between Party B and other parties in the “Company Base + Farmer” production system.
(3)	Party A has the right to ask Party B to have qualified technical personnel to take charge of the after service for the breeding pigs and commercial pigs in the “Company Base + Farmer” system.

Obligation of Party A

(1)	Party A shall provide Party B with breeding pigs that reach the standard, promptly after receiving the notification on picking up goods of Party B;
(2)	Party A shall periodically train the technical personnel of Party B on feeding, management and epidemic prevention;
(3)	Party A shall ensure the quality of the breeding pigs sold to Party B;
(4)	After receiving the notification on picking up goods of Party B, Party A shall promptly make response and notify Party B the exact time and place for picking up goods.
(5)	For the convenience of Party B on making sales plan, Party A shall duly communicate with Party B regarding its production situation.
(6)
Party A shall not sell breeding pigs in Heilongjiang area in its own name, in case any party in Heilongjiang area wants to buy breeding pigs from Party A, Party A shall ask such party to contact Party B.

(7)
Within 30 days after the breeding pigs are sold, if any quality problem occurs to the breeding pigs, and after appraisal such quality problem is caused by Party A, Party A shall exchange the breeding pigs without any condition and assume all the expenses; otherwise it shall be assumed by Party B.

Article 10                      Rights and Obligations of Party B

Rights of Party B

(1)	Party B has the right to choose the method of after-sale service and arrange technical personnel with its own decision.

(2)	Party B has the right to advertise and promote the pigs sold by it in its own name.

Obligations of Party B

(1)	Party B shall notify Party A the time and quantity regarding picking up goods at least one day before it picks up goods from Party A.
(2)
Party B shall accept the technical training arranged by Party A and duly provide after service for the breeding pigs and commercial pigs in the “Company Base + Farmer” production system as required by Party A.  The after service shall include introduction of knowledge of breeding pig feeding, epidemic prevention and breeding.

(3)
Party B is obligated to promote the breeding pigs and production system of Party A.  Promptly after Party B sells each breeding pig, it shall make a business contact form and notify Heilongjiang Wangda Fodder Inc., such business contact form shall include the name, address, contact information of the farmer, and the variety, quantity and days of the breeding pig.

(4)	Party B shall report the sales and epidemic prevention situation of the breeding pigs at any time as required by Party A.
(5)	Party B shall pay Party A on time.
(6)	In case any epidemic situation occurs, Party B shall promptly contact Party A, and actively assist Party A to conduct proper measures in order to limit the loss to the minimum.
(7)	Party B shall make sales plan according to the output of breeding pig of Party A in certain period.

Article 11                      In case Party A or Party B enters into agreement with other related party within the system, such agreement shall be subject to the framework of this agreement and the articles of other agreement shall not violate the articles of this agreement, otherwise it shall be deemed as breach of contract.

Party A and Party B shall communicate the information on breeding pig sales, fodder delivery with other related party within the system.

Article 12                      Assume of Risk

(1)
In case of any force majeure, such as earthquake, flood, or war that makes it impossible to perform this agreement and makes damage, Party A and Party B shall take no default liability to the other party.

(2)
In case of market fluctuations, Party B has to sell the breeding pigs in a price lower than the market price in order to fulfill the sales plan, the part that lower than the market price shall be assumed by Party B.

(3)
When the breeding pigs are transferred to the transportation trucks of Party B, Party B shall duly examine the breeding pigs, after examination, the breeding pigs shall be deemed as has been delivered.  If after appraisal, the disease or death of any breeding pig is caused by the potential index that existed before the breeding pig comes out from sty, such losses shall be taken by Party A.  Otherwise all the risks after delivery shall be assumed by Party B.

Article 13                      Default Liability

(1)
If Party B fails to achieve the sales plan, the outstanding part shall be added up to the sales task of next period and Party B shall pay Party A 20% of the agreed sales amount of the given season as penalty.

(2)
If Party A fails to provide qualified breeding pigs or Party B fails to pay Party A in time, it shall also be deemed as default, the default party shall pay the other party 20% of the default part as penalty.

Article 14                      Confidentiality

Party A and Party B shall not disclose to any third party any information herein or hereunder.  If the interest of any party is injured by such disclosure, such party has the right to ask the other party who disclose the trade secret to assume economy liability.

Article 15                      Amendment of Contract

Neither party of this agreement may unilaterally amend the content of this agreement.  Any unsettled matters shall be negotiated by the parties, and the parties may enter into a written supplementary agreement.  If the supplementary agreement is different with this agreement, the supplementary agreement shall prevail.  However, before the supplementary is entered into, the articles of this agreement shall prevail.

Article 16                      This agreement shall be terminated upon the occurrence of any of the following situation:
(1)	After negotiation, the parties decide to terminate this agreement;
(2)	This agreement comes into maturity and expires.
(3)	Any force majeure that makes the purpose of this agreement cannot be achieved.
(4)	The “Company Base + Farmer” operation mode cannot satisfy the needs of the market, and the operation cannot be continued under such mode.

Article 17                      This agreement shall be terminated upon the occurrence of any of the following situation:
(1)
Fundamental breach of contract by one party, which makes the purpose of this agreement cannot be achieved; or negligently causing serious accident which makes the other party has sufficient reason to believe that the accident party is not able to perform this agreement;

(2)	Default of the other related party to any party of this agreement, and such party of this agreement is not able to continue performing this agreement;
(3)	Emergency events that cause the parties lose the basis of cooperation.

Article 18                      Assignment of Contract

Party A and Party B promise they will not assign part or all of their rights or obligations under this agreement to any third party.

Article 19                      Jurisdiction

During the performance of this agreement, if there is any dispute on any articles or the performance of this agreement, the dispute shall be settled by the parties through friendly negotiation.  If the dispute cannot be settled through negotiation, such dispute shall be submitted to the court where this agreement is entered into.  This agreement is entered into in Jiamusi City, Heilongjiang Province.

Article 20                       The period of validity of this agreement shall be two years.

Article 21                      This agreement shall have four original copies and each party shall severally hold two original copies.  Each copy shall have the same force.  The annexes of this agreement shall be an integral part of this agreement and shall have the same legal force with this agreement.  This agreement shall come into effect upon signatures and stamps of both parties.

Party A: Heilongjiang Senyu Animal Husbandry Co., Ltd.
(Signature and stamp)
[Stamp of Party A here]
[Personal stamp of Shang Zhenyu here]

December 20, 2009

Party B: Harbin Golden Lotus Inc.
(Signature and stamp)
[Stamp of Party B here]
[Personal stamp of Li Xingqiang here]

January 8, 2010